Exhibit 99.2

IMPLANT SCIENCES CORPORATION

THIRD QUARTER FISCAL 2013

EARNINGS CONFERENCE CALL SCRIPT MAY 10, 2013

CFO – Roger Deschenes

Thank you. I'd like to welcome everyone to Implant Sciences' Third Quarter Fiscal 2013 Earnings Conference Call.  We also welcome those of you joining us on the webcast. On the call this afternoon are Glenn Bolduc, President and Chief Executive Officer, Bill McGann, Chief Operating Officer and Darryl Jones, Vice President, Sales and Marketing. We will begin by providing a brief financial report on the Company’s Fiscal 2013 third quarter and nine months results.  Glenn will provide a corporate overview, discuss recent developments and the Company’s strategic vision for the balance of fiscal 2013.  Following our prepared remarks, we will open the call up for questions from today’s participants.

During this afternoon‘s presentation, we will make forward-looking statements concerning upcoming events and our expectations regarding the Company's financial performance.  Each time we do, we will try to identify these statements with words such as “expect,” “believe,” “anticipate” or other words that indicate potential events.

These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those stated in the forward-looking statements.  Please consider the risk factors contained in the press release issued on May 10, 2013 and stated during this conference call, as well as the risk factors and uncertainties described in our latest Annual Report on Form 10-K for the fiscal year ended June 30, 2012 which is on file with the Securities and Exchange Commission.

During our presentation we may discuss or disclose  non-GAAP measures.  These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with US GAAP, rather the presentation of earnings, excluding certain items, provides additional information to investors to facilitate the comparison of past and present results.

A replay of the conference call will be available for a limited time by dialing 888-286-8010 within the U.S. or 617-801-6888 outside the U.S. and entering the pass code 54922770.

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Any forward-looking statements we make today are based on assumptions which we believe to be reasonable as of today, May 10th, 2013.  We undertake no obligation to update these statements as a result of future events.  Finally, this conference call is the property of Implant Sciences Corporation and any recording, reproduction or rebroadcast of this conference call without the expressed written consent of Implant Sciences Corporation is prohibited.

Roger Deschenes - Implant Sciences Corp. – Chief Financial Officer

On May 10th, 2013, we issued an earnings press release summarizing the Company’s financial performance for the third quarter and the nine months ended March 31, 2013.

Review of second quarter and nine months results

Revenues for the quarter ended March 31, 2013 increased 84% to $1,262,000, compared with $686,000 for the comparable prior year period, due primarily to increased unit sales of our QS-H150. For the nine months ended March 31, 2013, revenues were $9,615,000 as compared with $2,854,000 for the comparable prior period, an increase of 237% - due primarily to the shipment of our handheld product and spare parts to the India Ministry of Defence, sales to US Government agencies, and incremental sales of our QS-B220 benchtop product, partially offset by a 6% decrease in the average unit sell prices of our QS-H150 handheld product.

Gross margin for the quarter ended March 31, 2013 was $303,000, or 24.0% of revenues as compared with gross margin of $182,000 or 26.5% for the comparable prior year period. For the nine months ended March 31, 2013, gross margin was $2,732,000 or 28.4% of revenues as compared with gross margin of $946,000, or 33.1% of revenues for the comparable prior year period. Factors impacting current quarter and nine month margins are increased stock-based compensation, and increased manufacturing overhead spending. In addition for the nine months, costs incurred to support the shipment to the India Ministry of Defence and the decrease in the average unit sell price noted earlier. Stock-based compensation increased $100,000 and $672,000, respectively, in the current quarter and nine month period, compared to comparable prior year periods.

Research and development expense for the quarter ended March 31, 2013 was $1,116,000 as compared with $799,000 for the comparable prior period, an increase of 39.7%. For the nine months ended March 31, 2013, research and development expense was $3,521,000 as compared with $2,365,000 for the comparable prior year period, an increase of 48.9%, due primarily to increased payroll and related benefit costs, increased stock-based compensation,

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partially offset by decreased contracted engineering. Stock-based compensation increased $137,000 and $757,000, respectively, in the current quarter and nine month period, compared to comparable prior year periods.

Selling, general and administrative expenses for the quarter ended March 31, 2013 were $3,191,000 as compared with $2,258,000 for the comparable prior year period, an increase of 41.3%.  For the nine months ended March 31, 2013, selling, general and administrative expenses were $17,115,000 as compared with $6,053,000 for the comparable prior year period, an increase of 182.8%, due primarily increased stock-based compensation, increases in payroll, related benefit costs, travel, legal and bank fees, partially offset by lower consulting fees due to the issuance of common stock to certain advisors in the prior year period. During the recently concluded quarter we concluded the litigation settlement with Fulong resulting in the recognition of a $295,000 benefit. Stock-based compensation increased $1,244,000 and $10,847,000, respectively, in the current quarter and nine month period, compared to comparable prior year periods.

For the quarter ended March 31, 2013, other expense was $1,335,000 as compared with other expense of $1,015,000, for the comparable prior year period, an increase of $320,000. For the nine months ended March 31, 2013, other expense was $3,906,000 as compared with other expense of $2,780,000, for the comparable prior year period, an increase of $1,126,000, due primarily to increased interest expense on higher borrowings under our credit facility.

Our net loss for the quarter ended March 31, 2013 was $5,339,000 as compared with a net loss of $3,890,000 for the comparable prior year period.  For the nine months ended March 31, 2013, our net loss for the was $21,810,000 as compared with a net loss of $10,252,000 for the comparable prior year period,  primarily due to stock-based compensation, increased operating and interest expense.

Aggregate stock based compensation recorded on employee stock options and non-employee warrants amounted to $1,679,000 and $12,807,000 for the quarter and nine months ended March 31, 2013, compared to $192,000 and $525,000, in the comparable prior year periods. We expect stock-based compensation will continue at the present level for the next two fiscal quarters and will return to “normalized” levels in the second quarter of fiscal 2014.

On an adjusted EBITDA basis, earnings before interest, taxes, depreciation, stock-based compensation and the value of warrants and common stock issuances, our loss for the quarter

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was $2,310,000, compared with loss $2,081,000 and for the nine months, our loss was $5,020,000, compared with a loss of $5,507,000.

That concludes the financial report and I will now turn the call over to Glenn.

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Glenn Bolduc - Implant Sciences Corp. – President and Chief Executive Officer

Thank you, Roger. I would also like to thank all of our participants and shareholders for joining the call.

The third quarter of FY2013 was a time of growth and momentum building for Implant Sciences. During the quarter there were many positive developments that positioned the Company for significant growth.

The first of these, of course, was the TSA approval of our QS-B220 in January. This approval allows U.S. air cargo companies to buy from us, and we were quite pleased to issue our first press release about our growing success in this market just a couple of weeks ago. TSA approval has built tremendous credibility for the Company in the overall explosives trace detection, or ETD, market, gaining us access to opportunities in the US Government, and other governments, that go well beyond the cargo and aviation sectors of the market.  We couldn’t begin to approach these opportunities until the third quarter, when we received TSA approval. Since then, our progress is notable, with initial unit orders for pilot programs that we believe will ultimately lead to significant business opportunities in North America and beyond.

What does increased credibility really mean? Well, before we received our approval, the first questions customers would ask regarded substances detected and sensitivity levels for our equipment. Now, these basic performance criteria are accepted and the conversation focuses on operational issues, an area where our technology and product offering exceeds that of the competition.

Another benefit of TSA approval has been the advance of our other approval efforts, domestically and internationally. Our progress toward TSA Checkpoint approval has gained considerable momentum since we mentioned it on our last investor call.  We expect to be in a strong competitive position to win orders in airport screening of passengers and baggage in the coming year. We have been successful in strengthening ties with other regulatory bodies around the world, and now that there is proof that our non-radioactive solution is viable, we are gaining momentum with customers concerned about the use of radioactive materials in their security screening applications.

Currently, we estimate that we are about 4 or 5 months behind where we hoped to be with the introduction of the QS-B220 as an approved product for cargo. What this means in sales terms is that the product trials we originally expected to have conducted in December or January

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are now underway. We are beginning to see heightened interest in the QS-B220 from several of the major freight forwarding companies and presently have a number of trials and evaluations ongoing, which we believe will yield orders in the near term.  Things are going quite well!

You might be interested to know that we had a little excitement at one of these trials just last week. A major international air cargo company was testing the B220 in a large cargo warehouse, screening packages as they were consolidated for air shipment.  During the test, the system alarmed for drugs on two separate occasions on the outer surface of the packages. Custom officers investigated the packages and confirmed our results, seizing the shipments for the transportation of illegal drugs. I don’t think anyone will be surprised that the person in charge of this trial is happy with our system’s performance.

Looking at the overall business, FY2013 will be a banner year for our QS-H150 with unit shipments already exceeding any previous year, as well as our own forecasts. Our sales for the quarter are nearly double those of the same quarter a year ago, and we have already booked enough revenue to make FY2013 our best year ever.  Customers continue to appreciate our technology with its high reliability, non-radioactive design, and low cost of ownership. Current sales of this product are a leading indicator of the success that we expect to enjoy with our new B220 desktop, as it becomes established as the next generation ETD in the marketplace. Effectively, we are the new standard in trace detection in the industry.

Overall, we are participating in more tenders, being invited to more trials, and seeing a greater number of sales opportunities than we have in the past. This is one of many areas where we see our momentum building. Trials will lead to orders. Tenders will lead to sales. Certification efforts will lead to new sales opportunities— potentially numbered in the hundreds of units.

So… I know the next question many of you will have is, When?”

We have said before that we expect to be running on a profitable basis, on an adjusted EBITDA basis, by the end of the calendar year, and we reiterate that expectation today. To try get more specific than that is unwise from a competitive information standpoint. However, what we can do is show you where we are going in broad terms and provide ways to measure our progress.

When Implant Sciences was added to the Air Cargo Screening Technology List (ACSTL) in January, the Company became only the third manufacturer to be approved by TSA for explosives trace detection. The other two companies are Smiths Detection and Morpho

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Detection. These firms are our primary competitors in the ETD market and currently they capture a significant share of ETD sales globally.

The currently approved ETD systems are direct descendants of the trace detection equipment deployed by the FAA in 1998. The QS-B220 is the first fundamentally new ETD system approved by TSA since that time. Because our design team was not constrained by existing legacy products containing previous generations of technology—and because they are pretty smart – they were able to create a system with the key advantages that we always proudly speak of.  A great indicator of our message and momentum in the industry is that our customers themselves cite these advantages time after time when purchasing Implant Sciences equipment.

With these advantages taking hold in the market, we believe we can gain significant market share from Morpho and Smiths and establish new trace detection applications to drive demand creation.  Together, we estimate these companies sell approximately $200 million of trace detection equipment per year, and we have set ourselves a goal of gaining one-third of that market within three years. We consider that our baseline of opportunity, and we believe there is significant room for revenue growth beyond this.

This growth will be fueled by three things:

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World events calling for changes or additions to screening protocols.

2.

Use of trace detection to solve currently unmet security needs.

3.

Advanced trace detection technologies replacing other technologies in the explosives, weapons, and contraband detection market.

World events are unpredictable, but can have a great impact on the security industry and our business. Past examples include the Lockerbie bombing that brought trace detection to aviation security in the 1990s, and the attacks of 9/11 the led directly to the creation of the Department of Homeland Security and the Transportation Security Administration. Most recently, the Boston Marathon terrorist bombing has led to the review and reinforcement of security at public events around the world.  This atrocity demonstrates the necessity of implementing security measures for gatherings with as few as 250 people.

Our QS-H150, used in the past for ETD protection during the Beijing Olympics in 2008, Universiade Games in 2010, and the Special Olympics last year, can provide such a solution. Utilizing its unique non-contact sampling capability it can screen the tickets of all fans entering a stadium or arena without creating large bottlenecks or delays. This approach provides excellent detection performance along with a strong deterrence factor. The combination of continuous

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operation, ease-of-use, speed of processing, and enhanced event security, make the screening process highly effective and fan-friendly.

Because of our ability to add safe and effective security measures to the existing methods used at sporting events, we were recently offered the opportunity to be one of the sponsors for the Global Sports Management Summit, held in Chicago just this week. We had several interesting meetings at this event, and expect to have more news to report on this in the near future.

Just as our innovative technologies can provide the opportunity to expand trace detection into new security markets, they may also be able to displace other technologies used in existing detection markets. The $200 million in annual ETD revenue currently captured by our competitors is just a small fraction of the overall Explosives, Weapons, and Contraband (EWC) detection market. We believe that our sampling technologies and emerging advanced technologies, such as mass spectrometry, offer us the basis to pursue opportunities in this large market, estimated by IMS Research to be over $2 billion this year.

All of this adds up to tremendous opportunity for the Company. But it isn’t going to happen just because of one approval, one sale, or one event. It is going to happen because we know what we need to do and we are prepared for success.

We know that we need more than just approval on the ACSTL.  As mentioned earlier, we are working on other certifications domestically as well as around the world. We prefer not to discuss just which ones publicly, but we have established a product certification roadmap designed to lead to profitable growth on a global scale.

We know that we need to be ready for big orders. The kinds of customers that place these big orders have certain expectations. They need a manufacturer that can fill their order quickly and is committed to service, training and quality. They want a training group that will get their personnel up to speed quickly. They require strong support and service organizations. We have built these capabilities and are currently flexing them in our customer trials where training and service support are paramount to success.  Several large potential customers have recently visited with us to ascertain manufacturing and service readiness.  They advised we met their expectations very satisfactorily.

We know that we need an ongoing commitment to innovation. Our strong intellectual property puts us in a unique position to explore new markets for trace, but successfully converting these opportunities to products will require the development of new technologies. We

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continue to attract top scientists and engineers to Implant Sciences. Many of you have commented on the recent additions to our staff with e-mails and calls to me directly.

With TSA approval, Implant Sciences has proven that it can do the big things right. We have gained the credibility and built the team to reach the point where we are confident that, if we now take care of the little things, the next big one will happen.  Every new certification is a step forward on our plan. Every small sale helps build the momentum to get to the big ones. Every new trial or pilot program is a step to unlocking a whole new market.

We can’t remember having a more exciting quarter at Implant Sciences. Having said that, we believe that there are future quarters coming that will be even more exciting. We have the technology, we have the team, we have the credibility, and we have the momentum.  Just watch what we do with it.

We thank our shareholders, our customers, and our employees for their continuing dedication and support. We especially want to thank our senior secured lender, DMRJ Group LLC, for their support and guidance. If you recall, it was within this quarter that they extended our credit agreements. We wouldn’t be in the game without them.

If anyone has any questions not addressed today, please feel free to contact me, and I'll do my best to get back to you promptly.  For those of you interested in setting up one-on-one meetings at times when we are in your area, or if you are in our area, simply contact the Company, and we will make arrangements to meet whenever possible. Thank you for participating in today’s conference call and for your continued support of Implant Sciences.

Let me stop here and we take your questions.

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